UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 28, 2012

DIRECT MARKETS HOLDINGS CORP.

(Exact name of Registrant as specified in its charter)

Delaware	001-33737	84-1374481
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1251 Avenue of the Americas, New York, New York	10020
(Address Of Principal Executive Office)	(Zip Code)

Registrant's telephone number, including area code (212) 356-0500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01: Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard.

On August 29, 2012, Direct Markets Holdings Corp. (the “Company”) received a notification letter (the “Notice”) from The NASDAQ Stock Market (“NASDAQ”) advising it that the Company no longer complies with NASDAQ’s audit committee requirements as set forth in NASDAQ Marketplace Rule 5605.

The Notice has no effect on the listing of the Company’s common stock at this time and the Company’s common stock will continue to trade on the NASDAQ Global Market under the symbol “MKTS.”  The Notice also stated that pursuant to NASDAQ Marketplace Rule 5605(c)(4) the Company will be provided with the following cure period to regain compliance:

•	until the earlier of the Company’s next annual shareholders’ meeting or August 21, 2013; or
•	if the next annual shareholders’ meeting is held before February 19, 2013, then the Company must evidence compliance no later than February 19, 2013.

To regain compliance, the Company must submit to NASDAQ documentation, including biographies of any new directors, evidencing compliance no later than this date. In the event the Company does not regain compliance by this date, the NASDAQ staff will provide written notification to the Company that its common stock will be will be subject to delisting. The Company would then have the right to appeal a determination to delist its common stock, and the common stock would remain listed on the NASDAQ Global Market until the completion of the appeal process.

Item 5.02: Departure of Directors or Certain Officers.

On August 28, 2012, Kevin Lupowitz resigned from the Company’s Board of Directors.  Mr. Lupowitz will continue as the chief executive officer of Direct Markets, Inc., a subsidiary of the Company. Mr. Lupowitz will not assume the role of chief executive officer of the Company effective September 1, 2012 as previously announced.  Edward Rubin will continue as the chief executive officer of the Company until further notice.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Direct Markets Holdings Corp.

Dated: August 30, 2012	By:	/s/ Edward Rubin
Edward Rubin Chief Executive Officer